Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

The Board of Directors
Shenandoah Telecommunications Company:

We consent to the incorporation by reference in the registration statements on Form S-3D (No. 333‑74297) and Form S-8 (Nos. 333-127342 and 333-196990) of Shenandoah Telecommunications Company of our reports dated March 15, 2018, with respect to the consolidated balance sheets of Shenandoah Telecommunications Company and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Shenandoah Telecommunications Company.
Our report dated March 15, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that Shenandoah Telecommunications Company and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

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The Company did not have a sufficient number of trained resources with assigned responsibility and accountability for the design, operation, and documentation of internal control over financial reporting.

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The Company did not have an effective risk assessment process that identified and assessed necessary changes in the application of U.S. generally accepted accounting principles, financial reporting processes, and the design and effective operation of internal controls.

•	The Company did not have an effective information and communication process that identified and assessed the source of reliable information necessary for financial accounting and reporting.

•	The Company did not have effective monitoring activities to assess the operation of internal control.

As a consequence, the Company did not have effective control activities related to i) the design and operation of process-level controls over the accounting for leases, including lease intangibles, and income taxes, ii) the validation of the completeness and accuracy of information used to support accounting analyses, iii) the consistent design and execution of account reconciliations at an adequate level of precision, and iv) maintaining adequate documentation and support for accounting policies and evaluations of unusual transactions.

/s/ KPMG LLP

McLean, Virginia
March 15, 2018